International Brands, Inc. Names Dennis C. Hayes As New CEO
Wednesday, April 12, 2OOO

Inventor of PC Modem and Former Chairman of Hayes Corporation Will Concentrate Efforts on Adding Products, Communities of Interest to WorldBestBuy.com

SAN DIEGO, Calif., April 12 /PRNewswire/- International Brands, Inc. (OTC Bulletin Board: IN3R), parent company of Internet retail supersite WorldBestBuy.com ( www.Worldbestbuy.com ), today announced that Dennis
C. Hayes, corporate executive, inventor of the PC modem, and Internet industry pioneer, has joined the Company as Chief Executive Officer.

Mr. Hayes, whose intelligent dial modems revolutionized the Internet landscape, has for the past six years been serving as Chairman of the U.S. Internet Industry Association, a non-profit trade association which has been instrumental in shaping U.S. government legislation regarding Internet public policy and e-Commerce tax law. He has also served as Chairman of Virtual Resources LLC, a management consulting firm specializing in financing and management assistance for "dot com" and high-tech startup companies.

As chairman of Hayes Corporation, Mr. Hayes grew a $5,000 investment into a $200 million company that became the leader in the modem industry; along the way, it was twice named one of INC. magazine's Top 10 fastest growing companies in the U.S. Over a 21-year period his company's products set the standard by which modem compatibility was measured.

As CEO of International Brands, Mr. Hayes will oversee all company affairs, and will concentrate his efforts on developing WorldBestBuy.com as a global brand known for quality products and services. He also intends to grow the company via introduction of new products, through strategic acquisition, and by fostering new communities of interest that both build from, and feed into, WorldBestBuy.com's unique user base.

"In analyzing the potential of WorldBestBuy.com, I saw a brilliant strategy for growth in the eCommerce marketplace," said Mr. Hayes. "I believe the job before us is to fully implement that strategy and turn it into significant shareholder value,

"International Brands and WorldBestBuy.com have grown significantly, to the point now where it's important to switch gears and create the kind of organization that will support the next stage of success.
WorldBestBuy.com has gained tremendous visibility through advertising and promotion, and we need to turn the substantial site traffic generated by that visibility into new revenue growth."

Mr. Hayes' appointment, which was approved today by the Company's Board of Directors, will take effect immediately. Initially, the new CEO will spilt his time between the Company's headquarters in San Diego and his home in Georgia. Mr. Hayes also plans to spend a significant amount of time on the road, meeting with business partners and the investment community.

While details of Mr. Hayes' contract are not being disclosed, he felt it was important to reveal that more than half his total compensation is in company stock. "I would like International Brands shareholders to know I have a vested, active interest in seeing this company grow and thrive," Mr. Hayes said.

Hayes Acknowledges Problems, Sees Growth Opportunities

In reviewing the Company's recent history, Mr. Hayes acknowledged the problems International Brands faces, but does not feel the challenges are insurmountable. "I haven't seen any problem here that can't be fixed," he said.

Mr. Hayes also recognized the contribution made by Steven Zubkis, the Company's founder and former CEO. "I believe it is important not to ignore the positive contribution made by Steven in the company's past, as well as his work in positioning it for the future. Steven has generated the ideas that put WorldBestBuy.com on the map. My job' as I see it, is to put together the kind of professional and aggressive management team that can enhance and implement the vision of what this company can be."

High on the list of company strengths, Mr. Hayes believes, are the connected communities of interest that make WorldBestBuy.com unique. He sees the relationship between WorldBestBuy.com and The Jazz Network as a prime example of a user interest that can feed direct sales opportunities for WorldBestBuy.com.

In his first days and weeks on the job' Mr. Hayes intends to get up to speed on International Brands' business relationships, as well as to gain a better understanding of the Company's overall capabilities and to clarify and sharpen the Company's business strategy. He stated that the Company will continue to pursue opportunities for both domestic and international business development. "We are clearly in the era of the global economy, and I'm sure the company will focus on a number of items that can raise value both within and outside the U.S."

Outside Interests will Continue

Mr. Hayes' who is a Charter Inductee of the Georgia Technology Hall of Fame, plans to continue his duties with Virtual Resources and with the U.S. Internet Industry Association (www.usiia.org), a group that counts among its membership such companies as Bell Atlantic, Cisco Systems, KidzNet, and UPS. He believes that both his advisory positions will enable him to acquire new ideas and methods which will positively impact his position with international Brands.

WorldBestBuy.com, as a major Internet retail and auction site, provides Web users a huge selection of unique and high-quality products from around the world at deep discount prices. In addition to its WBS Auction area and brand- name sales departments, sNorld~estBuy.com offers other classified sales areas called Wheelmonger Auto Auction' Garage Sale, and World Bazaar, where site visitors can buy or sell personal items ranging from books, toys, antiques, and jewelry, to automobiles, trucks, collectibles, furniture, electronics, and china in a non-auction setting. The site is a major sponsor of NASCAR, Indy Racing League, and open wheel racing.

San Diego-based International Brands (OTC Bulletin Board: INBR) is the parent company of WorldBestBuy.corn ( www.worldbestbuy.com ), and has majority or partial interest in Internet, media, entertainment, and broadcasting enterprises.

Except for the historical information contained herein, the statements in this press release are forward-looking statements that involve risks and uncertainties. Potential risks and uncertainties include, without limitation, continued competitive pressures in the marketplace; the effect competitive and economic factors and the Company's reaction to them may have on consumer and business buying decisions with respect to the Company's products and services. This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934 and is subject to the safe harbors created by these sections. These forward-looking statements include statements related to potential prospects of the company. Actual results may differ materially due to a number of risks. This press release provides general information and should not be construed as an offer to sell securities. This report is for informational purposes only and should not be construed as advice or as meeting the investment needs of any particular investor or designed to be the basis of any investment decision. For more information' contact Jill Schmidt, 847-955-0700 ext, 227.

SOURCE International Brands Inc.

CONTACT: Jill Schmidt, 847-955-0700 ext. 227